                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*


                            The J. M. Smucker Company
                    ---------------------------------------
                                (Name of Issuer)


                              Class A Common Shares
                    ---------------------------------------
                         (Title of Class of Securities)


                                   832696 10 8
                    ---------------------------------------
                                 (Cusip Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      Rule 13d-1(b)
-----
      Rule 13d-1(c)
-----
  X   Rule 13d-1(d)
-----

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                                Page 1 of 3 Pages


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CUSIP No. 832696 10 8                       13G            Page 2 of 3 Pages


        1.     Name of Reporting Person

               RICHARD K. SMUCKER
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        2.     Check the Appropriate Box if a Member of a Group     (a)
                                                                       -------
                                                                    (b)
                                                                       -------
               Not applicable
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        3.     SEC Use Only


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        4.     Citizenship or Place of Organization        USA
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Number of Shares      5.  Sole Voting Power                674,339

Beneficially Owned    6.  Shared Voting Power              510,574

by  Each Reporting    7.  Sole Dispositive Power           567,439

Person With           8.  Shared Dispositive Power         617,474
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9       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                         1,184,913
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10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares    X
                                                                        --------
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11      Percent of Class Represented by Amount in Row (9)                 8.2%

--------------------------------------------------------------------------------
12      Type of Reporting Person                                           IN

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CUSIP No. 832696 10 8           13G            Page 3 of 3 Pages


ITEM 1(A)      NAME OF ISSUER:  The J. M. Smucker Company

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICERS:
               Strawberry Lane, Orrville, Ohio 44667

ITEM 2(A)      NAME OF PERSON FILING:  Timothy P. Smucker

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               Strawberry Lane, Orrville, Ohio 44667

ITEM 2(C)      CITIZENSHIP:  U.S.A.

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:  Class A Common Shares

ITEM 2(E)      CUSIP NUMBER:  832696 10 8

ITEM 3         Not applicable

ITEM 4         OWNERSHIP:  See Page 2,  Items 5, 6, 7, 8, 9, 10, 11

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               Not Applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON:  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
               THE PARENT HOLDING COMPANY:  Not applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
               GROUP:  Not applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:  Not applicable

ITEM 10        CERTIFICATION:  Not applicable


Signature:     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Feb 8, 2000                          /s/ Richard K. Smucker
                              -------------------------------------------
                                     RICHARD K. SMUCKER